Exhibit 99(i)

EDITED VERSION OF REMARKS DELIVERED BY

FREDERICK H. WADDELL, PRESIDENT AND CHIEF EXECUTIVE OFFICER,

AT THE ANNUAL MEETING OF STOCKHOLDERS

OF NORTHERN TRUST CORPORATION

HELD APRIL 15, 2008

INTRODUCTION

Thank you and good morning everyone. Let me extend my welcome to those of you here with us today, as well as those of you listening via the webcast. Thank you for participating in Northern Trust Corporation’s 2008 annual meeting.

While the votes are being counted, I’d like to give you a brief report on Northern Trust’s financial and strategic performance in 2007 and in the first quarter of 2008. Today’s update is particularly timely, given that it will allow you to assess our performance in the context of a market and economic environment that has been challenging for financial institutions, to say the least. After I have completed my prepared remarks, Bill Osborn and I will be pleased to take any questions you may have.

OVERVIEW – CURRENT ENVIRONMENT

Let me start by offering some perspectives on the truly extraordinary environment in which we and other financial services institutions are currently operating.

The sub-prime mortgage crisis, which began last summer, has touched many areas of our economy and created an overall environment which continues to be characterized by uncertainty, complexity, and volatility. Uncertainty is being fueled as the housing market correction continues, with recent unemployment, manufacturing, and GDP data raising the real prospect of recession. And in my opinion, we are in a recession.

We have also seen the complex web of counterparty transactions, both domestically and globally, add another dimension of fear and uncertainty to the global financial crisis. It is the combination of uncertainty and complexity that has fueled the volatility that we continue to see in the markets.

Consider this: the S&P 500 increased or decreased 2% in one day only twice in 2005 and 2006 combined. In the nine months from July 2007 through March 2008, the S&P 500 increased or decreased by 2% in a single day 27 times. In addition, the Dow Jones Industrial Average fell 7.9% in the first quarter of this year, while the benchmark indices in Germany, France and Japan have dropped at least double that amount. India is down almost 20%, and China tumbled 32%.

FULL YEAR 2007 FINANCIAL OVERVIEW

Northern Trust and others in the financial services business face the challenging task of managing through this uncertain and volatile environment. It’s a task we have – thus far – handled well at Northern Trust. As you are all likely aware, Northern Trust posted a record year in 2007. In contrast to many other banks, we had no securities write-downs or unusual charges as a result of the mortgage crisis. In fact, amidst the challenging environment in the last half of the year, our credit quality actually improved in 2007. On the operating front, we posted solid top line and bottom line growth, fueled by strong organic growth in both our personal and institutional business units. And finally, while the volatile markets did affect the market values of our clients’ assets, our growth in client assets under custody and management continued to outpace the growth of the broader market indices.

Strong top line growth and disciplined expense management resulted in record net income of $821 million in 2007, an increase of 23% from 2006. Operating earnings per share were also up a very strong 22% to $3.66 per share.

We also very successfully gathered client assets during 2007, in spite of the drag from sluggish markets in the second half of the year. Assets under custody and assets under management both posted strong growth of 17% and 9%, respectively, especially when compared to the modest 3.5% increase in the S&P 500 in 2007. Global custody assets, an important component of assets under custody, grew 23% to $2.1 trillion in 2007. While 2007 was certainly a strong year for Northern Trust, let me review with you some of our longer term trends, as our focus at Northern Trust is on creating long-term value.

While revenues and net income in 2007 were both records, we have a long and successful track record of steady and strong growth in both. Our compound annual growth rate in both revenues and net income equaled a very respectable 10% across the last decade.

A significant driver of our long term growth is our ability to aggregate client assets at a rapid pace. Total assets under custody have increased over the last decade at a compound annual growth rate of 14%, significantly outpacing market performance during the same period of time, as reflected by the 4% growth in the S&P 500. Likewise, our total assets under management have grown at the same compound annual growth rate of 14% across the decade from 1997 to 2007.

Our international activities continue to provide momentum. Global custody assets equaled $2.1 trillion at year-end, representing 50% of total assets under custody. Over the last ten years, Global custody assets have grown at a 30% compound annual growth rate, signifying our success in serving institutional clients around the globe. Our percentage of global custody assets to total custody assets is the highest among our trust bank peers, reflecting our strength in successfully winning global mandates around the world. The level of contribution we’re achieving from our international activities also continues to grow, with 46% of operating net income in 2007 coming from our international businesses, compared with half that amount in 1997.

We have a differentiated business model within the financial services industry which positions us well, we believe, for inevitable cycles. Fee income makes up a substantial portion of our revenue stream, representing 74% versus a banking industry average of about 48%.

Likewise, excellent credit quality remains a hallmark of Northern Trust. Our nonperforming assets declined in 2007 when compared with year-end 2006. Nonperforming assets as a percent of total loans equal only 0.12%, less than one-fifth the level of the top 20 banks on average.

Our securities portfolio is equally well positioned, given our long-standing, consistent, and prudent balance sheet management strategies. Within our portfolio, fully 93% of securities carried a triple-A credit rating as of year-end 2007.

We also have a very liquid balance sheet with 78% of our earning assets and 79% of our interest-bearing deposit liabilities repricing or maturing within one year.

Ours is a high quality balance sheet – whether looked at from a lending or securities portfolio perspective.

FULL YEAR 2007 STOCK PERFORMANCE

The strength and stability of our business model and our consistent performance were certainly recognized and rewarded from a share price perspective in 2007. We were the best performing stock in our peer group of the 20 largest banks in the U.S., with an increase of 26.2%. By comparison, our 20-bank peer group experienced a share price reduction, on average, of almost 26%.

FIRST QUARTER 2008 PERFORMANCE

Earlier this morning, we reported strong results for the first quarter of 2008. Let me point out, once again, that our strong results in the quarter were achieved against a backdrop of highly tumultuous markets. The S&P 500 declined almost 7% from a year ago, while the international EAFE index declined almost 17%.

Northern Trust, however, again posted record operating net income in the quarter, up 24% from last year, on the strength of strong top line growth as demonstrated by 19% revenue growth over last year.

We posted our 13th consecutive quarter of double-digit, year-over-year growth in operating EPS, and completed our 80th consecutive quarter – or 20 years – of growth in common equity. Finally, we achieved these results while maintaining our rigorous overall credit management practices, as can be seen in our outstanding asset quality and lack of write-downs of securities.

We also grew our assets under custody as administered year over year despite the decline in the equity markets.

BUSINESS OVERVIEW

Northern Trust is a global leader in providing asset servicing, asset management, and banking services through two highly targeted distribution channels: Personal Financial Services or PFS for our private clients and Corporate & Institutional Services or C&IS for our institutional clients.

Supporting our clients’ needs are our asset management arm, Northern Trust Global Investments, and our integrated operations and technology unit, Worldwide Operations and Technology. Our two client-focused businesses are supported by common technology, common operations, and common investment management platforms, a business model that differentiates Northern Trust from our competitors, many of whom have chosen to grow via merger or acquisition.

Another important differentiator is our focus. Northern Trust is exclusively focused on providing asset servicing, asset management, and banking solutions to these two client segments.

Looking at our focus from another vantage point, there is a wide array of businesses and product lines in which we do not have a presence. We have resisted the temptation over the years to change our business or risk profile to capitalize on temporarily shifting cycles. Many of the sectors in the financial services industry currently under pressure, such as investment banking and private equity bridge financing, are businesses we have actively chosen not to compete in.

BUSINESS OVERVIEW – PERSONAL FINANCIAL SERVICES

Personal Financial Services is the 119-year heritage of Northern Trust, dating back to our founding in 1889. We are an industry leader in private banking, personal trust, and asset management for individuals, families, and family offices.

Our office network is unmatched in the industry and now stands at 85 offices in 18 states. We are in close proximity to over 50% of U.S. millionaire households and have offices in 16 of the 20 metropolitan areas in the United States with the greatest number of millionaires.

Northern Trust is also in the enviable position of selling into a rapidly growing market. The growth rates of the millionaire, deca-millionaire, and top tier ultra-wealthy households exceed by a large margin the projected 1% growth rate of U.S. households over the next 5 years. In Personal Financial Services, Northern Trust is an industry leader, and we are well positioned to serve a targeted, high growth market.

BUSINESS OVERVIEW – CORPORATE AND INSTITUTIONAL SERVICES

In Corporate and Institutional Services, we serve some of the largest asset pools in the world. We gather assets through the provision of global processing services. We then build on this foundation by adding an array of value-added – and highly profitable – asset management, information, and risk management services. It is this blend of services – custody plus value-added – that fuels the profitability and growth of C&IS.

Our institutional business is truly a global one. We are strategically located to take advantage of significant growth opportunities in many regions and market segments around the world. Just a decade ago, our office presence was limited to the United States, London, and Hong Kong. Today, we serve clients in 41 countries from 17 locations – including our newest offices in Melbourne, Australia and Abu Dhabi in the UAE – and we have settlement capabilities for our clients in over 90 markets worldwide.

BUSINESS OVERVIEW – NORTHERN TRUST GLOBAL INVESTMENTS

Let me now turn to Northern Trust Global Investments, our asset management unit.

As of March 31, 2008, Northern Trust Global Investments managed $778.6 billion in client assets. We’ve seen excellent growth in assets under management, achieving a compound annual growth rate over the last decade of 14%.

Our asset management business is nicely diversified, reflecting the investment needs of our target clients. We have a balance among asset classes, managing equity, fixed income, and short duration assets for clients. We also have a balance in the breakdown of assets managed by client segment, reflecting our targeted personal and institutional clients. Finally, we manage across investment styles, including a broad array of active, quantitative, and manager of manager solutions.

BUSINESS OVERVIEW – NORTHERN TRUST OPEN

Let me now tell you a bit about an important first quarter 2008 event which was a first for Northern Trust. In February of this year, we sponsored the Northern Trust Open golf tournament at the Riviera Country Club in Los Angeles, California. I am extremely proud of our sponsorship of this event, which began in what is our 20th anniversary in California. This event is an excellent business opportunity for all segments of our company, both in the United States and around the globe. Not only is Los Angeles the second largest millionaire market in the U.S., but we also enjoyed exposure to a national and international audience with the broadcast of this event on network television.

The Northern Trust Open is a storied golf tournament with a great field of PGA TOUR players. It enjoys strong international representation and visibility, which is supportive of our global strategies. We are certain that the Northern Trust Open will be a strong contributor to the growing recognition of the Northern Trust brand, as well as to the overall growth of our business over the next four years and beyond.

BUSINESS OVERVIEW – ENDURING PRINCIPLES AND STRATEGIES

Let me bring together for you the enduring principles and strategies that we have consistently harnessed to win in the marketplace, to earn the business of our clients, and to achieve financial success.

We operate in great, growth markets. Northern Trust is positioned with a distinctive set of capabilities, in attractive and growing markets worldwide.

From a management perspective, we are disciplined, maintaining a laser-like focus on those businesses in which we believe we have competitive advantage and opportunity. And within those businesses, we always, always focus first and foremost on our clients and their needs.

In our view, successful financial results are the outgrowth of meeting client needs in a value-added manner. With this in mind, we strive to execute our strategies with an attention to detail that demonstrates excellence in everything we do.

And finally, we have consistently executed on these strategies with a leadership and cultural philosophy that has not varied over the years. As everyone in this room knows, people and leadership at all levels matter, and that is something we focus on intently at Northern Trust.

LONG-TERM STOCK PERFORMANCE

These principles and strengths have created long-term value for our shareholders. The compound annual growth rate for our stock from January of 2003 through March of this year equaled 13%, well ahead of the performance of the S&P 500 index, which grew 8%, and the Keefe, Bruyette & Woods 50 Bank Index, which increased 1% over the same time period.

CONCLUSION

On January 1, 2008, Bill Osborn passed on to me the role of Chief Executive Officer, a responsibility he carried out with tremendous success and effectiveness for more than 12 years. The talented team of people he helped to bring together will continue the strategies he put in place to grow our company, serve our clients, improve our communities, and deliver to our shareholders the value they expect to receive from a world class financial services company. Bill’s leadership, personal commitment to excellence, integrity, and wisdom, grounded in a common sense approach to solving problems, are gifts he has given us during his 37 year career at Northern Trust.

Bill, thank you for your 12 years as CEO and for all you have done to make Northern Trust the special company it is.

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Mr. Waddell’s above remarks may be deemed to include forward-looking statements such as statements that relate to Northern Trust’s financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on Northern Trust’s business and results. These statements speak of Northern Trust’s plans, goals, targets, strategies, beliefs, and expectations, and refer to estimates or use similar terms. Actual results could differ materially from those indicated by these statements because the realization of those results is subject to many risks and uncertainties. Our 2007 financial annual report and periodic reports to the SEC contain information about specific factors that could cause actual results to differ, and you are urged to read them. Northern Trust disclaims any continuing accuracy of the information provided in Mr. Waddell’s remarks after April 15, 2008.